Exhibit 99.2

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson/Marian Briggs
Chief Financial Officer	(612) 455-1700
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES SIGNS AGREEMENT TO ACQUIRE HINNOVATION

Milwaukee Software Company Delivers Web-Enabled,

Client-Server Technology For 3D Visualization

Minneapolis, January 8, 2004 — Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, has signed a definitive agreement to acquire HInnovation, Inc., a private Milwaukee-based provider of software solutions that allow physicians to use PCs or notebooks to access 2D, 3D and 4D medical imaging applications securely over the Internet.  The agreement includes a $12 million initial payment to HInnovation, consisting of $6 million in stock and $6 million in cash, and $6 million in contingent milestone payments comprised of $3 million in stock and $3 million in cash.  The contingent payments are tied to achievements in revenue generation, product development and intellectual property.  Vital Images will launch and sell HInnovation products once the deal closes and the HInnovation products have been assimilated into the Vitrea product line.

“This is great news for Vital Images, our marketing partners and the physician customers we serve,” said Jay D. Miller, Vital Images president and chief executive officer.  “Consistent with our 'Vitrea Everywhere' strategy, this acquisition moves Vital Images into the distributed medical imaging market segment, where we had not previously participated, and represents a significant opportunity to expand our customer base.  Further, this transaction is consistent with our corporate mission of commercializing technology for more effective communication among physicians and better patient outcomes.  Acquiring HInnovation and its Web-based, client-server capabilities advances our mission of making Vitrea’s sophisticated 3D and 4D imaging capabilities readily available to more physicians, whenever and wherever they need them.

“Our customers have asked for greater networking capabilities and less dependence on individual workstations.  This acquisition helps to deliver these capabilities while improving physicians’ability to collaborate and ultimately their understanding of each case.  This is exactly the kind of strategic opportunity we had in mind when we completed our private placement financing last summer.”

Miller continued, “We are still evaluating the accounting treatment that will be applied to this acquisition, which may affect our financial guidance as well as the specific timing for closing the transaction.  This acquisition is strategically important to Vital Images and the remaining accounting considerations should not affect our desire or ability to complete this transaction.  Given the opportunity that is in front of us, we want to put the strength of this story into the hands of our sales force as soon as possible.”

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“Years ago, we saw the need to expand physicians’ access to imaging data, applications and computing resources from any PC to reap the full benefits of imaging technology,” said Hui Hu, Ph.D., HInnovation president and chief executive officer.  “HInnovation has focused on overcoming the hurdles of transmitting enormous 3D and 4D datasets via the Web.  We have long recognized the high quality of Vitrea images and the product’s ease-of-use features.  Our combined technologies will address users’ needs for both advanced applications and convenient, Web-based access.”

HInnovations’ patented  iConnection software is a thin-client 2D/3D/4D imaging solution that allows physicians, including radiologists and referring physicians, to use PCs or notebooks to access the same 2D/3D/4D imaging applications and functionalities typically available only on a thicker-client 3D workstation or by using proprietary hardware.  The iConnection software also provides a unique 2D/3D/4D study collaboration and conference feature for teleconsultation and training.  With the iConnection software, users can review and analyze patients’ diagnostic images, and consult and collaborate over the Web whenever and wherever the need arises.

Conference Call Today

Vital Images will host a live Webcast of a conference call today, January 8, at 4:00 p.m. CT (5:00 p.m. ET) to discuss the acquisition of HInnovation and fourth-quarter outlook (see separate release).  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available from approximately 6:00 p.m. CT, Thursday, January 8.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 565930.  The audio replay will be available beginning at 6:00 p.m. CT on Thursday, January 8, through 6:00 p.m. CT on Thursday, January 15.

About HInnovation

HInnovation, Inc., based in Milwaukee and founded in 2000, is an innovative medical imaging company providing advanced imaging software and solutions for clinical applications based on its patented technologies.  HInnovation has developed a leading product that advances the accessibility, quality and integration of Web-based 2D review, 3D/4D visualization, study collaboration and conference tools for medical imaging.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002, and its Form 10-Qs for the quarters ended March 31, June 30, and September 30, 2003.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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